SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                              COVALENT GROUP, INC.
                              --------------------
                                (Name of Issuer)


                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)


                                   222815 10 2
                                   -----------
                                 (CUSIP Number)


                                FEBRUARY 10, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed.

                               [ ] Rule 13d-1 (b)

                               [X] Rule 13d-1 (c)

                               [ ] Rule 13d-1 (d)

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 222815 10 2                    13G                  Page 2 of 6 Pages

1. Names of Reporting Persons.
         I.R.S. Identification No. of Above Persons (entities only)

         RICHARD D. PROPPER

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2.  Check the Appropriate Box if a Member of a Group *               (a) [ ]
                                                                     (b) [ ]


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3.  SEC Use Only


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4.  Citizenship or Place of Organization

         UNITED STATES

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         Number of Shares Beneficially Owned by Each Reporting Person with


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5. Sole Voting Power                                            821,148

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6. Shared Voting Power                                                0

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7. Sole Dispositive Power                                       821,148

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8. Shared Dispositive Power                                           0

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9. Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                821,148

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10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares* [   ]

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11. Percent of Class Represented by Amount in Row (9)                     6.1%

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12. Type of Reporting Person                                              IN

Explanatory Note: As contemplated by SEC Release 34-39538, this report on
Schedule 13G is being filed by a reporting person who qualifies as a "passive investor" under Rule 13d-1(c). The reporting person's last filing with respect to this issuer was on Schedule 13D. Since the reporting person's last filing on required an amendment to Schedule 13D.

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

ITEM 1(A).        NAME OF ISSUER:

                  COVALENT GROUP, INC.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Glenhandie Corporate Center
                  1275 Drummers Lane
                  Suite 100
                  Wayne, Pennsylvania 19087

ITEM 2(A).        NAME OF PERSON FILING:

                  Richard D. Propper

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  625 Broadway
                  Ste. 1111
                  San Diego, CA 92101

ITEM 2(C).        CITIZENSHIP:

                  United States

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.001 par value per share

ITEM 2(E).        CUSIP NUMBER:

                  222815 10 2

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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

        (b)         [ ] Bank as defined in Section 3(a) (6) of the Exchange Act.

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

        (e)         [ ] An investment adviser in accordance with Rule 13d-1(b)
                    (1) (ii) (E).

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F).

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)         [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        None of the above. The statement is filed pursuant to Rule 13d-1(c).

ITEM 4.           OWNERSHIP.

        (a) Amount Beneficially Owned:                          821,148

        (b) Percent of Class:                                       6.1%

        (c) Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:    821,148

               (ii)     shared power to vote or to direct vote:       0

               (iii)    sole power to dispose or to direct the disposition of:
                                                                821,148

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               (iv)     shared power to dispose or to direct the disposition of:
                                                                      0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 10, 2005


                                 /S/  RICHARD D. PROPPER
                                 ----------------------------------------------
                                        SIGNATURE

                                 Richard D. Propper

                                 /S/  RICHARD D. PROPPER
                                 ----------------------------------------------
                                 Richard D. Propper